AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) between GREIT-ONE WORLD TRADE CENTER, L.P., a California limited partnership (“Seller”), and 510 WEST OCEAN BOULEVARD INVESTORS LLC, a Delaware limited liability company (“Buyer”), is made and entered into as of the date this Agreement is executed by both Seller and Buyer (the “Effective Date”), with reference to the following facts:

A.	Seller owns certain real property located in Los Angeles County, California and more specifically described in Exhibit A attached hereto (the “Land”), commonly known as One World Trade Center and such other assets, as the same are herein described.

B.	Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Land and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1. Purchase and Sale.

1.1	The purchase and sale includes, and at Close of Escrow (hereinafter defined) Seller shall sell, assign, grant and transfer to Buyer, Seller’s entire right and interest in and to all of the following (hereinafter sometimes collectively, the “Property”):

The Land, together with all structures, buildings, improvements, machinery, fixtures, and equipment affixed or attached to the Land and all easements and rights appurtenant to the Land (all of the foregoing being collectively referred to herein as the “Real Property”);

1.1.2	All leases (the “Leases”), including associated amendments, with all persons (“Tenants”) leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Close of Escrow, together with all security deposits, other deposits held in connection with the Leases, Lease guarantees and other similar credit enhancements providing additional security for such Leases;

1.1.3	All tangible and intangible personal property owned by Seller located on or used in connection with the Real Property, including, specifically, without limitation, the books and records and leasing files, equipment, furniture, tools and supplies, and all related intangibles including Seller’s interest, if any, in the name “One World Trade Center” (the “Personal Property”);

1.1.4	All service contracts, agreements, warranties and guaranties relating to the operation of the Property (the “Contracts”); and

1.1.5	To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Property (the “Permits”).

The Property is currently encumbered by documents securing a loan in the original principal amount of Ninety Million Dollars ($90,000,000) (the “Loan”) made by LaSalle Bank National Association (“Lender”), including, without limitation, that certain Deed of Trust, Security Agreement and Fixture Filing dated July 12, 2005 (the “Mortgage”), and that certain Assignment of Leases and Rents dated July 12, 2005 (the “Assignment of Leases and Rents”). The Mortgage, the Assignment of Leases and Rents and all other documents evidencing and/or securing the Loan are hereinafter collectively referred to as the “Loan Documents”. The Lender’s consent and approval is required for the assumption of the Loan by Buyer. In connection with such approval, the parties shall diligently and in good faith attempt to obtain such approval and both parties will supply the information reasonably requested by Lender with respect to such approval. Except for the payment of any Loan Assumption Related Fees which Seller shall be responsible for paying to Lender, Buyer shall, within ten (10) business days after the Effective Date, deliver a package to Lender containing information regarding Buyer and Buyer’s proposed acquisition of the Property and related Loan assumption; provided, however, that Buyer’s failure to deliver all of the information required by Lender within such ten (10) business day period shall not constitute a default by Buyer under this Agreement. Seller acknowledges that Seller shall pay any assumption fees and any and all other costs, fees or expenses (other than Buyer’s own legal fees) in connection with attempting to obtain Lender’s approval of the assumption of the Loan and, if the transaction contemplated by this Agreement is consummated, in connection with the assumption of the Loan (collectively, the “Loan Assumption Related Fees”). Buyer and Seller each covenant and agree to use reasonable efforts to process the Loan assumption request in a timely manner.

2. Purchase Price.

The total Purchase Price of the Property shall be One Hundred Fifty-Six Million Dollars ($156,000,000) (“Purchase Price”) payable as follows:

2.1 Deposit/Further Payments/Down Payment.

2.1.1	Concurrent with Opening of Escrow (as hereinafter defined), Buyer shall deposit into Escrow the amount of $1,000,000 (the “Deposit”), in the form of a wire transfer payable to Fidelity National Title Insurance Company (“Escrow Holder” or “Title Company”, as applicable). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account. In the event that Buyer does not elect to terminate this Agreement during the Inspection Period, Buyer shall deposit an additional $2,000,000 with Escrow Holder prior to the expiration of the Inspection Period and the same shall be added to and for all purposes shall constitute part of the Deposit. If the transaction contemplated by this Agreement does not so close, the Deposit shall be disbursed in accordance with the terms of this Agreement.

2.1.2	Buyer shall be entitled to a credit against the Purchase Price for the outstanding principal balance due and owing to Lender as of the Close of Escrow. On or before Close of Escrow, Buyer shall deposit into Escrow the balance of the Purchase Price, by wire transfer payable to Escrow Holder.

3. Title to Property.

3.1 Title Insurance.

As a condition precedent to Buyer’s obligation to consummate the transaction contemplated by this Agreement, Title Company must be irrevocably and unconditionally committed to issuing to Buyer at the Close of Escrow a CLTA standard coverage owner’s policy in the amount of the Purchase Price (the “Title Policy”). The Title Policy is to be free and clear of any exceptions or encumbrances except the Permitted Exceptions (hereafter defined). Seller acknowledges that Buyer will require that the Title Company issue the Title Policy in the form of an ALTA extended coverage owner’s policy (1970 Form) and in connection therewith Seller agrees to execute and deliver to the Title Company an owner’s affidavit in such form as shall be reasonably required by the Title Company. If requested by the Title Company, Seller further agrees to execute and deliver to the Title Company a gap indemnity in the faun customarily required by the Title Company.

3.2 Procedure for Approval of Title.

During the Inspection Period (hereafter defined) Buyer shall review and approve the Title Documents (hereinafter defined) and the Survey (hereinafter defined), as updated by Buyer. If the Title Documents or updated Survey reflect or disclose any defect, exception or other matter affecting the Property (“Title Defects”) that is unacceptable to Buyer, then prior to the expiration of the Inspection Period, Buyer shall provide Seller with written notice of Buyer’s objections. If Seller agrees in writing to cure any title objections, it shall be a condition precedent to Buyer’s obligation to acquire the Property that Seller cures such title objections prior to the Close of Escrow. Unless Seller provides written notice to Buyer no later than three (3) business days prior to the expiration of the Inspection Period that Seller is unable to cure Buyer’s title objections, Seller shall be deemed to have elected not to cure or remove Buyer’s title objections. In the event that

Seller is unwilling or unable to cure or remove Buyer’s title objections, Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit by providing written notice of termination to Seller before the end of the Inspection Period or (ii) waive the objections and close this transaction as otherwise contemplated herein. If Seller agrees to cure a title objection and fails to do so prior to the Close of Escrow, Seller shall be in default under this Agreement. If Buyer shall fail to terminate this Agreement during the Inspection Period, all matters shown on the updated Survey or described in the Title Report, except for monetary liens for indebtedness of the Seller and any matters the Seller has agreed to cure in writing, shall be deemed “Permitted Exceptions.” Notwithstanding the foregoing, the Loan Documents shall constitute Permitted Exceptions.

4. Due Diligence Items.

4.1	Prior to the Effective Date Seller has delivered to Buyer each of the following (together with the items described in Paragraph 4.2, collectively, the “Due Diligence Items”):

4.1.1 The existing survey of the Property, if any (the “Survey”);

4.1.2	A current preliminary title report or title commitment (the “Title Report”) for the issuance of policy of title insurance to Buyer from the Escrow Holder, together with copies of all documents constituting exceptions to the title as reflected in the Title Report (collectively referred to hereinafter as the “Title Documents”);

4.1.3	A list of all contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Property, if any, together with copies of the same;

4.1.4	True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.5	A schedule of all current or pending litigation with respect to the Property or any part, thereof, if any;

4.1.6	Property operating statements for the most recent two calendar years and the current year to date; and

4.1.7	An inventory of all personal property located on the Property, used in the maintenance of the Property or stored for future use at the Property and an inventory of all furniture and appliances used in the units, if any.

4.2	Seller shall make the following available for inspection by Buyer during ordinary business hours at Seller’s management office:

4.2.1	All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Property in the possession of Seller, if any;

4.2.2	The tenant files, books and records relating to the ownership and operation of the Property; and

4.2.3	Any and all other documents reasonably requested by Buyer but only to the extent the same are in Seller’s possession or control.

5. Inspections.

Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies or other tests (the “Inspections”) of the Property at any time during the Inspection Period (hereinafter defined). Buyer, and its duly authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable; provided, however, that Buyer may not conduct “Phase II” environmental testing or other subsurface testing without Seller’s prior consent, which may be granted or withheld in Seller’s absolute discretion. Buyer must arrange all Inspections of the Property with Seller at least two (2) business days in advance of any Inspections. In the event that the review and/or Inspection conducted pursuant to this paragraph shows any fact, matter or condition to exist with respect to the Property that is unacceptable to Buyer, in Buyer’s sole subjective discretion, then Buyer shall be entitled, as its sole and exclusive remedy, to (1) terminate this Agreement and obtain a refund of the Deposit, or (2) waive the objection, and close the transaction as otherwise contemplated herein. Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections and to defend, indemnify and hold Seller harmless from all, claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages incurred by Seller as a result of any Inspections; provided, however, that Buyer shall not be responsible for any pre-existing conditions identified at the Property or any matters arising from the acts or omissions of Seller or any of its representatives or agents.

5.1 Approval.

5.1.1	Buyer shall have thirty (30) days after the Effective Date (“Inspection Period”) to approve or disapprove the Inspections. If Buyer shall fail to notify Seller and Escrow Holder of its disapproval of the Inspections in writing within the Inspection Period, Buyer shall be deemed to have elected to consummate the transaction contemplated by this Agreement subject to the provisions of this Agreement including, without limitation, the satisfaction of all of Buyer’s conditions precedent to the Close of Escrow. If Buyer shall disapprove the Inspections within the Inspection Period, this Agreement and the Escrow shall thereupon be terminated, the Deposit shall be refunded to Buyer, Buyer shall not be obligated to purchase the Property, Seller shall not be obligated to sell the Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Property, except as provided in Paragraph 5.

5.1.2	Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with the Inspections, along with copies of all reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by third parties relating to the Property, without any representations or warranties and subject to restrictions on Buyer’s ability to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials (“Buyer’s Reports”). Buyer shall cooperate with Seller at no expense to Buyer in order to obtain a waiver of any such limitations.

5.1.3	Notwithstanding any contrary provision of this Agreement, Buyer acknowledges that Seller is not representing or warranting that any of the Due Diligence Items prepared by third parties are accurate or complete, such as the Survey, engineering reports and the like. Seller advises Buyer to independently verify the facts and conclusions set forth therein, provided however, Seller warrants that it has no knowledge of any material errors or misstatements in such information regarding the Property. The definition of Seller’s knowledge in the preceding sentence shall be the definition used at the end of Paragraph 7.1 to define Seller’s knowledge.

6. Escrow.

6.1 Opening.

The purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the Effective Date. Escrow shall be deemed to be opened as of the date fully executed copies (or counterparts) of this Agreement are delivered to Escrow Holder by Buyer and Seller (“Opening of Escrow”). This Agreement shall be considered as the Escrow instructions between the parties, with such further instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control.

6.2 Close of Escrow.

6.2.1	Escrow shall close (the “Close of Escrow” or “Closing”) on or before the date that is the earlier of (a) ten (10) days after the date that Lender provides written notice of its approval of Buyer’s assumption of the Loan (as described in Paragraph 9.5), and (b) thirty (30) days after the expiration of the Inspection Period; provided, however, that if Lender has not previously denied in writing its approval of the contemplated assumption of the Loan by Buyer, then either party shall have the right to extend the Close of Escrow for up to two (2) additional periods of thirty (30) days each. Notwithstanding the foregoing, a party shall not have the right to elect to exercise one of the options to extend the Close of Escrow if the exercising party is not working in good faith to process the Loan assumption.

6.3Buyer Required to Deliver.

Buyer shall deliver to Escrow the following:

6.3.1	Concurrently with the Opening of Escrow, the Deposit;

6.3.2	On or before Close of Escrow, the payment required by Paragraph 2.1.2;

6.3.3	On or before Close of Escrow, such other documents as Title Company may require from Buyer in order to issue the Title Policy;

6.3.4	An original counterpart executed by Buyer of an assignment and assumption agreement (the “Assignment and Assumption Agreement”) in substantially the form attached hereto as Exhibit B, whereby Seller assigns and conveys to Buyer all of Seller’s right, title and interest in and to the Leases and the Contracts

6.3.5 The Closing Statement approved by Seller

6.3.6	An original counterpart executed by Buyer of the documents Lender requires to be executed and delivered in connection with the assumption of the Loan (the “Loan Assumption Documents”) by Buyer.

6.4 Seller Required to Deliver.

On or before Close of Escrow, Seller shall deliver to Escrow the following:

6.4.1	A duly executed and acknowledged grant deed, conveying fee title to the Property in favor of Buyer in the form attached hereto as Exhibit F (the “Deed”);

6.4.2	An executed certificate of non-foreign status and an executed CA Form 593;

6.4.3	A bill of sale of the Personal Property, if any, without warranty, in favor of Buyer and duly executed by Seller, in substantially the form attached hereto as Exhibit C;

6.4.4	An original counterpart executed by Seller of the Assignment and Assumption Agreement;

6.4.5	Such other documents as Title Company may reasonably require from Seller in order to issue the Title Policy;

6.4.6	A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership and directing that future rent payments be made to Buyer;

6.4.7 The Closing Statement approved by Buyer;

6.4.8	An original counterpart of the Loan Assumption Documents required to be executed by Seller; and

6.4.9	A Guaranty executed by G REIT, INC., a Maryland corporation (“G REIT”).

On the Close of Escrow, Seller shall deliver to Buyer at the Property the following:

6.4.10	All keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

6.4.11	All records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, all security contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Project; and

6.5Buyer’s Costs.

Buyer shall pay the following:

6.5.1 6.5.2	One-half (1/2) of Escrow Holder’s costs and expenses; The cost of any update to the Survey obtained by Buyer;

6.5.3	The ALTA portion of the premium for the Title Policy plus the cost of all endorsements requested by Buyer; and

6.5.4	All other costs customarily borne by purchasers of real property in Los Angeles County, California;

6.6 Seller’s Costs.

Seller shall pay the following:

6.6.1	All of the Escrow Holder’s fees and one-half (1/2) of Escrow Holder’s costs and expenses;

6.6.2	All transfer taxes due in connection with the transaction contemplated by this Agreement;

6.6.3	The CLTA portion of the premium for the Title Policy plus the cost of all title curative endorsements requested by Seller;

6.6.4	All other costs not itemized above which are customarily borne by sellers of real property in Los Angeles County, California; and

6.6.5 The Loan Assumption Related Fees.

6.7 Prorations.

6.7.1	Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Close of Escrow with the Buyer being deemed the owner of the Property as of the Close of Escrow:

(a) Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Closing occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year then the amount of the prior year’s taxes (increased by two percent (2%)) shall be used for proration purposes. The parties shall then reprorate within thirty (30) days of the receipt of the tax bill for the current tax year. Upon the Close of Escrow and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments on the Property payable from and after the Close of Escrow. In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into after the Close of Escrow. With respect to all periods prior to the year of the Close of Escrow for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property. Seller shall not settle any such proceeding without Buyer’s prior written approval. Seller shall jointly with Buyer control the progress of, and make decisions with respect to, such proceedings and Seller shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits attributable to any period prior to the Close of Escrow which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller, provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Close of Escrow shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Close of Escrow, as may be necessary to carry out the intention of this subparagraph, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.

(b) Rents. Buyer will receive a credit at Closing for all rents collected by Seller prior to the Closing that are attributed to the month in which the Closing occurs. Such rents shall be prorated based upon the period of Buyer’s ownership and the actual number of days in the month. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after Closing to collect any rent under the Tenant Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after Closing whether by Seller or Buyer shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing.

(c) CAM Charges. To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing the Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses through such date and the amount of CAM Charges received by the Seller as of such date, together with an estimate of CAM Charges operating expenses to be incurred through, but not including, the Close of Escrow, but only to the extent such estimate is included in Operating Expenses as described in subparagraph (d) of this Paragraph 6.7.1. In the event that the Seller has received prior to Closing CAM Charges payments in excess of its actual CAM Charges operating expenses, the Buyer shall be entitled to receive a credit at Closing for the excess. In the event that the Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, the Seller shall be entitled to receive any deficit but only after the Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within ten (10) days of the receipt thereof.

(d) Operating Expenses. All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Close of Escrow occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close of Escrow and the number of days in the Current Billing Period from and after the Close of Escrow, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Close of Escrow, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(e) Security Deposits; Prepaid Rents. Buyer shall receive a credit at Closing for all prepaid rents and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Tenant Leases. Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Tenant Leases (but only to the extent the same were credited to Buyer at Closing and are required to be refunded by the terms of such Tenant Leases). In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), Seller will, at Seller’s sole cost and expense, at Closing cause Buyer to be named as beneficiary under the Non-Cash Security Deposits and, in the event that the Buyer cannot be named the beneficiary under the Non-Cash Security Deposits as of the Close of Escrow, Seller shall deliver to Buyer at Close of Escrow all of such Non-Cash Security Deposits, together with the appropriate transfer forms duly executed as required to transfer the same to Buyer along with any fees required to effectuate the transfer. Seller shall be required to notify Buyer in writing prior to expiration of the Inspection Period if any security deposits have been applied by Seller and Seller shall have no right to apply any security deposits following the expiration of the Inspection Period.

(f) Leasing Costs. Seller shall receive a credit at the Closing for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Tenant Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. The Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Close of Escrow and which has as its denominator the number of months in the base term of the Lease. Seller shall pay for all tenant improvement allowances and leasing commissions with respect to the premises for which Leases have been executed as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Close of Escrow. Buyer shall receive a credit at Closing for the amount and extent that Seller has not paid any outstanding tenant improvement cost and allowances or leasing commissions due in connection with the Leases in effect as of the Effective Date.

(g) Percentage Rent. Any percentage rents due or paid under any of the Leases (“Percentage Rent”) shall be prorated between Buyer and Seller outside of Closing as of the Close of Escrow on a Lease-by-Lease basis, as follows; (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the “Lease Year” means the twelve (12) month

period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s prorata share of the Percentage Rent within five (5) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer or Seller to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.

6.7.2	Calculation; Reproration. Seller shall prepare and deliver to Buyer no later than five (5) days prior to the Close of Escrow an estimated closing statement which shall set forth the costs payable under subsection (d) and the prorations and credits provided for in this section and subsection (e) and elsewhere in this Agreement. The estimated closing statement shall contain detailed supporting schedules and any other documentation reasonably required by Buyer for items which are being prorated. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subparagraph. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Close of Escrow. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within ninety (90) days after the Close of Escrow (except with respect to CAM Charges and Taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

6.7.3	Items Not Prorated. Seller and Buyer agree that (a) on the Close of Escrow, other than the Loan, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Close of Escrow; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Close of Escrow and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Close of Escrow, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Close of Escrow, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in subparagraph (1)(e) above.

Interest and any required principal payments due in the month of Closing on the Loan shall be ratably prorated. Seller shall receive a credit in the amount of any impounds or deposits with Lender if the same are assigned to Buyer at Closing.

6.7.4	Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Paragraph. The provisions of this Paragraph 6.7.4 shall survive the Close of Escrow for twelve (12) months.

6.7.5 Survival. This Paragraph shall survive the Close of Escrow.

6.8 Determination of Dates of Performance.

Promptly after delivery to Buyer of the Title Report, Escrow Holder shall prepare and deliver to Buyer and Seller a schedule which shall state each of the following dates:

6.8.1 The date of Opening of Escrow pursuant to Paragraph 6.1;

6.8.2 The date of receipt of the Title Report by Buyer;

6.8.3	The date by which title must be approved by Buyer pursuant to Paragraph 3.2;

6.8.4	The date by which the Inspections must be approved by Buyer pursuant to Paragraph 5.1.1;

6.8.5	The date by which the amounts described in Paragraph 2 must be deposited by Buyer, for which determination Escrow Holder shall assume satisfaction of the condition expressed in Paragraph 2 on the last date stated for its satisfaction; and

6.8.6 The date of Close of Escrow pursuant to Paragraph 6.2.

If any events which determine any of the aforesaid dates occur on a date other than the date specified or assumed for its occurrence in this Agreement, Escrow Holder shall promptly redetermine as appropriate each of the dates of performance in the aforesaid schedule and notify Buyer and Seller of the dates of performance, as redetermined.

7. Representations, Warranties, and Covenants.

7.1	Representations of Seller. Seller hereby represents and warrants as of the date hereof and as of Closing to Buyer as follows:

7.1.1	Seller is a limited partnership duly formed and validly existing under the laws of the State of California. Subject to receipt of the approval of the board of directors of G REIT, Inc., described in Paragraph 25 of this Agreement, Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.2	Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”)

7.1.3	All of the Leases (including the amount of any security deposit being maintained by Seller with respect to’ each Lease) relating to the Property are described on Exhibit G attached hereto and Seller has not entered into any modification or amendment of any Lease except as set forth on Exhibit G attached hereto. For those Leases for which Buyer receives an acceptable estoppel certificate from the applicable tenant prior to Closing, the representation and warranty made in the preceding sentence shall be deemed to have been made to the knowledge of Seller. Except as disclosed on Exhibit H, no default by any Tenant exists under any of the Leases and, to Seller’s knowledge, no default by Seller exists or is claimed to exist under any Lease. There are no written or oral leases or tenancies or other occupancy arrangements of any kind or nature whatsoever affecting the Property other than the Leases.

7.1.4	To Seller’s knowledge, Seller has received no written notice from any governmental authority of any violation of applicable laws, ordinances or regulations related to the Property or the occupancy thereof which have not been heretofore corrected.

7.1.5	Except as disclosed on Exhibit H, to Seller’s knowledge, there are no claims, causes of action, lawsuits or legal proceedings pending or threatened, against Seller regarding the ownership, use or possession of the Property, including without limitation condemnation or similar proceedings.

7.1.6	To Seller’s knowledge, there are no contracts or agreements which will survive Closing and be binding upon Buyer or the Property except for the Leases, the Contracts, the Permitted Exceptions and as disclosed on Exhibit H. To Seller’s knowledge, no defaults exist under any of such contracts or agreements.

7.1.7	To Seller’s knowledge, Seller has not received any written notice alleging that the Property is in violation of any applicable Environmental Laws or contains any Hazardous Materials. Except for normal amounts of cleaning and copying-related materials in the ordinary course of business, neither Seller nor, to Seller’s knowledge, any other party has used or stored Hazardous Materials at the Property. “Hazardous Materials” shall mean any asbestos, flammable substances, explosives, radioactive materials, mold, PCB laden oil, hazardous waste, pollutants, contaminates, toxic substances, pollution or related materials specified as such in, or regulated under any federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, “Environmental Laws”), including, without limitation to Section 9601 of Title 42 of the United States Code.

7.1.8	Neither Seller nor any holder of an interest in Seller is a “party in interest” to any employee benefit plans, and the Property is not an asset of an employee benefit plan covered under Part 4 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), or as defined in Section 49, 75(e)(1) of the Internal Revenue Code of 1986, as amended. For purposes of the foregoing, the term “party in interest” shall have the meaning assigned to such term in Section 3(14) of ERISA.

7.1.9	As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism.” “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Seller or Buyer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56). Seller hereby represents and warrants that Seller is not:

(i) in violation of any Anti-Terrorism Law;

(ii) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(iii) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224;

(iv) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or

(v) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person.

7.1.10	Seller is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities or any forbidden entity. A “forbidden entity” is defined as (i) the governments of Cuba, Iran, North Korea, Myanmar, Syria and Sudan (each, a “Prohibited Country”) and any of their agencies, including but not limited to political units and subdivisions (each, a “Prohibited Government”); (ii) any company that (1) is wholly or partially managed or controlled by a Prohibited Government, (2) is established, organized under, or whose principal place of business is in any Prohibited Country, (3) has failed to submit an affidavit following request therefor averring that it does not own or control any property or asset in and has not and does not transact business with any Prohibited Country; and (iii) any publicly traded company identified by an independent researcher specializing in global security as (1) owning or controlling property or assets or having employees or facilities located in, (2) providing goods or services to or obtaining goods or services from, (3) having distribution agreements with, issuing credits or loans to or purchasing bonds or commercial paper issued by, or (4) investing in any Prohibited Country or any company domiciled in any Prohibited Country. For purposes of this section, a “company” is any entity whether publicly traded or privately owned capable of affecting commerce, including but not limited to, a government, government agency, natural person, legal person, sole proprietorship, partnership, firm, corporation, subsidiary, affiliate, franchisor, franchisee, joint venture, trade association, financial institution, utility, public franchise, provider of financial services, trust, or enterprise and any association thereof.

As used in this Agreement, the phrase “to Seller’s knowledge” or words of similar import shall mean the actual knowledge, without investigation, of Robert Munson who Seller represents and warrants is the individual at Seller and G REIT, Inc., most knowledgeable about the Property and the matters that are the subject of the representations and warranties set forth above. Seller shall not be in default under this Agreement if any of the representations and warranties set forth above first become untrue or incorrect after the Effective Date through no act or omission on the part of Seller and Buyer shall nonetheless be required to consummate the transaction contemplated by this Agreement unless the change to Seller’s representations or warranties has an impact of at least Five Hundred Thousand Dollars ($500,000) (“Material Adverse Change”) on the purchase price of the Property, as determined, if the parties are unable to agree, by a mutually acceptable third party appraiser. If a Material Adverse Change occurs, Buyer shall have the right, as its sole remedy, to either (i) terminate this Agreement in which the case the Deposit shall be returned to Buyer or (ii) consummate the transaction as contemplated under this Agreement without any reduction in the Purchase Price.

7.2 Covenants of Seller. Seller hereby covenants as follows:

7.2.1	Seller shall maintain and repair the Property between the Effective Date and the Closing so as to cause the same to be delivered to Buyer in substantially the same condition existing as of the end of the Inspection Period, ordinary wear and tear excepted. In the event of a casualty, the provisions of Paragraph 10 shall apply.

7.2.2	At all times from the date hereof through the date of closing, Seller shall cause to be in force fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the date hereof;

7.2.3	From the date of execution of this Agreement through the date of closing, Seller will not enter into any new lease with respect to the Property, without Buyer’s prior written consent, which shall not be unreasonably withheld during the Inspection Period but may thereafter be withheld in Buyer’s sole discretion. Exercise of a renewal option shall not be considered a new lease. Any brokerage commission payable with respect to a new lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new lease. Further, Seller will not consent to any assignment of a Lease or sublease or modify any existing Lease covering space in the Property without first obtaining the written consent of Buyer which shall not be unreasonably withheld during the Inspection Period but may thereafter be withheld in Buyer’s sole discretion. Buyer shall have five (5) business days in which to approve or disapprove of any new lease for which it has a right to consent. Failure to respond in writing within said time period shall be deemed to be consent;

7.2.4	From the date of execution of this Agreement through the date of closing, Seller shall not sell, assign, or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to closing;

7.2.5	Seller shall not, without Buyer’s written approval, (a) amend or waive any right under any service contract, or (b) enter into any agreement of any type affecting the Property that would survive the Closing Date;

7.2.6	Seller shall fully and timely comply with all obligations to be performed by it under the Leases, the Contracts, and all permits, licenses, approvals and laws, regulations and orders applicable to the Property.

7.3	Approval of Property. The consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer’s acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show, the present and future zoning ordinance, ordinances, resolutions. Except as expressly provided for in this Agreement, Buyer shall not be entitled to and shall not rely upon, Seller or Seller’s agents with regard to, and Seller will not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability, merchantability, or the fitness, suitability, or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting the Property except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE GRANT DEED, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND CLOSING DOCUMENTS, BUYER WILL BE ACQUIRING THE PROPERTY “AS IS AND WHERE IS, WITH ALL FAULTS,” IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL WEAR AND TEAR AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. BUYER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY

CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT. EXCEPT WITH REGARD TO THE OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN THIS PARAGRAPH 7, BUYER HEREBY RELEASES SELLER AND ITS AGENTS, REPRESENTATIVES AND EMPLOYEES FROM ANY AND ALL LIABILITY RELATING TO THE CONDITION OF THE PROPERTY BEFORE OR AFTER THE CLOSE OF ESCROW AND ANY OTHER MATTER RELATING TO THE PROPERTY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THE CLOSE OF ESCROW.

7.4 If Buyer elects to consummate the purchase and sale of the Property with the actual knowledge of a breach of a representation and warranty by Seller under this Agreement, Buyer shall have no right after the Close of Escrow to bring a claim against Seller for the breach of that representation and warranty.

7.5 The provisions of Paragraph 7 shall survive the Close of Escrow.

8. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

8.1.1	Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9. Conditions Precedent to Closing.

A. Buyer’s Conditions Precedent to Closing.

The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

9.1	Subject to the provisions of the last paragraph of Paragraph 7.1 of this Agreement, all of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of Closing. Seller shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller’s part as required by the terms of this Agreement.

9.2	Title Company shall be irrevocably and unconditionally committed to issuing the Title Policy, and there shall not exist any exception, encumbrance or title defect affecting the Property except for the Permitted Exceptions or matters to be satisfied at Closing.

9.3	The management agreement and leasing agreement affecting the Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

9.4	Seller shall have obtained and delivered to Buyer estoppel certificates certified to Buyer, from tenants representing eighty percent (80%) of the square feet which are leased by tenants as of the Effective Date and including all full floor tenants. Each estoppel certificate shall be substantially in the form attached hereto as Exhibit D (or, with respect to any tenant, such other form as may be provided for in such tenant’s Lease and with respect to any federal government tenant on the form customarily provided by such federal government tenant. In addition, Seller shall have obtained and delivered to Buyer estoppel certificates, in form and content reasonably acceptable to Buyer from all of the parties to the Reciprocal Easement Agreement; provided, however, that (i) such estoppel certificates shall not be sent out for execution prior the date which is sixty (60) days after the Effective Date, and (ii) if HEI Long Beach LLC delivers an executed estoppel certificate in favor of Buyer which is in form and content identical to the estoppel which it executed on July 14, 2005, Buyer shall accept the same. Estoppel certificates shall be deemed to satisfy this condition precedent unless Buyer shall notify Seller within three (3) business days of receipt of a copy of the executed estoppel certificate of its disapproval and the basis of such disapproval, if disapproved. Buyer shall only have the right to disapprove an estoppel certificate if the estoppel certificate discloses a matter which is not acceptable to Buyer in the exercise of its reasonable discretion. If Buyer disapproves of an estoppel certificate for reasons permitted under the terms of this Paragraph 9.4, such estoppel certificate shall not be counted for purposes of satisfying the condition precedent described in the first sentence of this Paragraph 9.4. Seller agrees not deliver the estoppel certificates to any of the tenants prior the date which is sixty (60) days after the Effective Date.

9.5	Lender shall have consented in writing to the assumption of the Loan by Buyer and Lender shall have agreed to make all of Buyer’s requested changes to the Loan Documents and Assumption Documents. Buyer shall notify Seller in writing during the Inspection Period of the changes which Buyer desires be made to the Loan Documents. Seller shall have the right to terminate this Agreement (in which case the Deposit shall be returned to Buyer) if Seller has a reasonable basis for concluding that Lender will not agree to make Buyer’s requested changes to the Loan Documents. If Seller fails to deliver written notice to Buyer of the exercise of its right to terminate this Agreement within three (3) business days after receipt of a copy of Buyer’s requested changes, Seller shall be deemed to have waived its right to terminate this Agreement pursuant to the provisions of the preceding sentence. Buyer shall provide its requested changes to the Assumption Documents with five (5) business days after Buyer’s receipt of the same; provided, however, that Buyer shall not object to those provisions in the Assumption Documents which are substantially consistent with those set forth in Exhibit E attached hereto. Buyer further agrees to not unreasonably withhold its consent to the Assumption Documents.

Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Seller be required to reimburse Buyer for any of Buyer’s out-of-pocket due diligence costs if this Agreement terminates because Buyer’s requested changes to the Loan Documents and/or Assumption Documents are not approved.

If any such condition is not fully satisfied by closing, Buyer shall so notify Seller and may terminate this Agreement by written notice to Seller whereupon this Agreement shall be canceled, the Deposit shall be paid to Buyer and, thereafter, neither Seller nor Buyer shall have any continuing obligations hereunder. If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this paragraph, Seller may, within five (5) days of receipt of Buyer’s notice agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided Seller so satisfies such condition. If Seller fails to agree to cure or fails to cure such condition by the Closing Date, this Agreement shall be canceled and the Deposit shall be returned to Buyer and neither party shall have any further liability hereunder. In no event shall Buyer be required to accept a Seller estoppel certificate in lieu of an estoppel certificate from any tenant or any party to the Reciprocal Easement Agreement.

B. Seller’s Condition Precedent to Closing.

The obligations of Seller to consummate the transaction contemplated by this Agreement is subject to the condition precedent that Lender shall have consented to the assumption of the Loan by Buyer and Lender shall be willing to release any existing guarantor(s) of the Loan from obligations under the Loan Documents for matters first arising from and after the Close of Escrow.

10. Damage or Destruction Prior to Close of Escrow.

In the event that the Property should be damaged by any casualty prior to the Close of Escrow, then if the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties, is:

10.1	Less than Two Hundred Fifty Thousand Dollars ($250,000), the Close of Escrow shall proceed as scheduled.

or if said cost is:

10.2	Greater than Two Hundred Fifty Thousand Dollars ($250,000), then Buyer may elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer’s indemnification obligations under Paragraph 5.

Notwithstanding anything to the contrary contained in Paragraph 10.1 or 10.2, if the transaction is consummated, Buyer shall receive a credit at Closing for any applicable insurance deductible and any insurance proceeds shall be distributed to Buyer to the extent not expended by Seller for restoration expenditures approved by Buyer. In the event that the casualty is uninsured, Buyer shall receive a credit for the uninsured portion of such casualty up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000) and if the uninsured portion of such casualty exceeds such amount, Buyer shall have the right to terminate this Agreement, in which case the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer’s indemnification obligations under Paragraph 5.

11. Eminent Domain.

If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer’s indemnification under Paragraph 5. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, at the Close of Escrow, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the taking shall be transferred in the same manner as title to the Property is conveyed. Seller shall give notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property.

12.1	All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by United States Mail, as a registered or certified item, return receipt requested by facsimile or by Federal Express. Notices delivered by mail shall be deemed given when received. Notices by facsimile shall be deemed given on the day of transmission as evidenced by a transmission report generated by the sender’s fax machine. Notice by Federal Express shall be deemed given on the day of receipt. Notices shall be given to the following addresses:

Seller:

Theresa Hutton
Triple Net Properties, LLC
1551 N. Tustin Ave. #200
Santa Ana, CA 92705
(714) 667-8252 (714) 667-6860 fax

And to:

Scott Peters
Triple Net Properties, LLC 1551 N. Tustin Ave. #200 Santa Ana, CA 92705 (714) 667-8252
(714) 667-6860 fax

With Required Copy to:

Joseph J. McQuade, Esq.
Hirschler Fleischer

The Federal Reserve Bank Building, 16th Floor
701 East Byrd Street
Richmond, VA 23219
(804) 771-9502
(804) 644-0957 fax

Buyer:

Rodney Chu

UBS Realty Investors LLC 455 Market Street, Suite 1540 San Francisco, CA 94105 (415) 538-4888

(415) 538 8141 fax

With Required Copies to:	General Counsel c/o UBS Realty Investors LLC 242 Trumbull Street Hartford, CT 06103-1212 (860) 616-9158 (860) 616-9004 fax

Brian Aronson, Esq.
Holland & Knight LLP
633 West Fifth Street, 21st Floor Los Angeles, CA 90071
(213) 896-2568
(213) 896-2450 fax

	Escrow Holder:	Natalie Vona Fidelity National Title Insurance Company 17911 Von Karman Avenue, Suite 275 Irvine, CA 92614 (949) 224-4723 (949) 224-4754 fax

13. Remedies.

13.1	Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days, during which period Seller may cure the default, Buyer may, as it sole options elect to either (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer and Seller shall be required to reimburse Buyer for all of its third party out-of-pocket costs and expenses in connection with the transaction contemplated by this Agreement up to a maximum of One Hundred Fifty Thousand Dollars ($150,000); or (b) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance.

13.2	Defaults by Buyer. If, following the expiration of the Inspection Period and the satisfaction of all of Buyer’s conditions to Closing and provided Seller is not in default under this Agreement, there is any material default by Buyer under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, then Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and as Seller’s sole and exclusive remedy and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. Notwithstanding the foregoing, in no event shall the Close of Escrow be delayed in order to provide Buyer with the cure period provided for in this Paragraph 13.2. In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall deliver to Seller, at no cost to Seller, the Due Diligence Items and all of Buyer’s Reports.

14. Assignment.

Buyer may assign its rights under this Agreement to an affiliated entity, an entity with the same member or manager as the member or manager of Buyer, or an entity in which Buyer or its member has a significant interest.

15. Interpretation and Applicable Law.

This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Property is located (the “State”). Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

16. Amendment.

This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

17. Attorney’s Fees.

In the event it becomes necessary for either party to file a suit or arbitration to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit or arbitration.

18. Entire Agreement; Survival.

This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the closing or earlier termination of this Agreement, except as expressly limited herein.

19. Multiple Originals only; Counterparts.

Numerous agreements may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

20. Acceptance.

Time is of the essence of this Agreement. The date of execution of this Agreement by Seller shall be the date of execution of this Agreement. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the laws of the State of California, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the State of California.

21. Real Estate Commission.

Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contracted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with Jones Lang LaSalle and Triple Net Properties Realty, Inc., as its brokers and will pay any commission due to said brokers. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this paragraph.

22. 1031 Exchange.

Buyer acknowledges that Seller may be selling the Property as part of a multi-property transaction attempting to qualify as a tax-free exchange (“Seller’s 1031 Exchange”) under Section 1031 of the Internal Revenue Code. Buyer shall have the right to review and approve (with such approval not to be unreasonably withheld) all documents it is requested to execute in connection with the Seller’s 1031 Exchange. Seller shall pay for the additional costs and expenses incurred by Buyer specifically in connection with accommodating Seller’s 1031 Exchange and Seller shall not be relieved of any of its obligations under this Agreement by reason of Seller’s 1031 Exchange. The Closing shall not be delayed or affected by reason of the Seller’s 1031 Exchange and Buyer shall not be required to acquire or hold title to any real property other than the Property for purposes of consummating the Seller’s 1031 Exchange. Buyer shall have the right to review and approve (with such approval not to be unreasonably withheld) all documents it is requested to execute in connection with the Seller’s 1031 Exchange. Seller agrees to indemnify, defend, and hold Buyer harmless from and against any claims, costs, damages, expenses (including, but not limited to, attorney’s fees and costs), liabilities and losses incurred by, claimed against or suffered by Buyer arising in connection with Seller’s 1031 Exchange. The foregoing indemnity shall survive the Closing or any termination of this Agreement. Seller’s failure to effectuate Seller’s 1031 Exchange shall not relieve Seller from its obligations to consummate the purchase and sale transaction contemplated by this Agreement and the consummation of Seller’s 1031 Exchange shall not be a condition precedent to Seller’s obligations under this Agreement.

23. Confidentiality.

Buyer agrees that, prior to the closing, all non-public Property information received by Buyer shall be kept confidential as provided in this paragraph. Without the prior written consent of Seller, prior to the closing, the Property information shall not be disclosed by Buyer or its representatives, in any manner whatsoever, in whole or in part, except (1) to Buyer’s representatives who need to know the Property information for the purpose of evaluating the Property and who are informed by the Buyer of the confidential nature of the Property information; (2) as may be necessary for Buyer or Buyer’s representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer’s representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Buyer or its affiliates; and (3) to prospective tenants of the Property. Except in connection with the compliance described in clause (2) of the preceding sentence, and as may be required in filings of Seller or Seller’s affiliates with applicable governmental authorities. Seller agrees that Seller shall maintain the confidentiality of any non-public information concerning Buyer and any information provided by Buyer.

24. Survival of Seller’s Obligations.

The representations, warranties covenants and obligations of Seller set forth in this Agreement shall survive the Closing, but, any action, suit or proceeding brought by Buyer against Seller under this Agreement or under any documents executed by Seller in connection herewith shall be commenced and served, if at all, on or before the date which is twelve (12) months after the date of Closing and, if not commenced and served on or before such date, thereafter shall be void and of no force or effect. The aggregate liability of Seller with respect to all claims by Buyer for breaches of Seller’s representations, warranties, covenants and/or obligations set forth in this Agreement shall not exceed $1,500,000.

To secure any liability of Seller to Buyer under Paragraph 7 of this Agreement up to the amount of $1,500,000, G REIT hereby (i) agrees to execute and deliver at Closing to Buyer a guaranty in the form attached hereto as Exhibit I (the “Guaranty”), and (ii) covenants and agrees to maintain its existence as a corporation duly organized under the laws of the State of Maryland for a minimum period of 12 months after Closing and shall not liquidate, dissolve or terminate its existence prior to the expiration of such 12 month period. If no action, suit or proceeding has been brought by Buyer against G REIT under the Guaranty within 12 months after Closing, the Guaranty shall terminate as of the date which is 12 months after the Closing. If any action, suit or proceeding has been brought by Buyer against G REIT under the Guaranty within 12 months after Closing, the Guaranty shall continue in full force and effect only with respect to such action, suit or proceeding until such action, suit or proceeding has been finally adjudicated and Guarantor’s obligations have been satisfied.

The provisions of this Paragraph 24 shall survive the Closing. 25. Board of Director Approval.

The transactions contemplated under this Agreement are subject to the approval of G REIT’s Board of Directors on or before the date which is five (5) days after the Effective Date. Seller may terminate this Agreement by written notice to Buyer at any time on or before such date in the event that such approval has not been obtained. In the event of such termination, Escrow Holder shall refund the Deposit to Buyer, Seller shall reimburse Buyer for its out-of-pocket costs and expenses (including, without limitation, attorneys’ and consultants’ fees) in connection with the transactions contemplated under this Agreement up to a maximum of Fifty Thousand Dollars ($50,000), and neither party shall have any further rights or liabilities hereunder except for Buyer’s indemnification obligations under Paragraph 5. If Seller does not so notify Buyer on or before the date which is five (5) days after the Effective Date, this condition shall be deemed to be waived by Seller and Seller shall have no further right to terminate this Agreement pursuant to the provisions of this Paragraph 25.

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EXECUTED on this the day of May, 2006. SELLER:
GREIT-ONE WORLD TRADE CENTER, L.P., a California limited partnership

By: GREIT-One World Trade Center GP, LLC, a

Delaware limited liability company, its sole

general partner By:	G REIT, L.P.,

a Maryland limited partnership, its sole member

By: G REIT, Inc.,

a Virginia corporation, its general partner

By:	/s/Andrea R. Biller

Name:	Andrea R. Biller

Title:	Executive Vice-President & Secretary

EXECUTED on this the day of May, 2006. BUYER:
510 WEST OCEAN BOULEVARD INVESTORS LLC, a Delaware limited liability company

By: UBS Realty Investors LLC, its manager

By:	/s/ Rodney Chu

Name: Rodney Chu
Title: Director

The undersigned hereby acknowledges receipt of this Agreement on May  , 2006 and hereby agrees to act as Escrow Holder in accordance with the terms and conditions hereof.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By: Its:

This Agreement is being executed by the duly authorized representative of G REIT solely for purposes of affirming G REIT’s obligations in the last paragraph of Paragraph 24 above.

G REIT, INC.,

a Maryland corporation

By: /s/Andrea R. Biller
Name: Andrea R. Biller
Title: Executive Vice-President & Secretary